Exhibit 8.1

LIST OF SUBSIDIARIES

(as of March 31, 2019)

NAME OF ENTITY	JURISDICTION OF INCORPORATION
CHIEF Telecom Inc.	Taiwan, ROC
CHYP Multimedia Marketing & Communications Co., Ltd. (formerly known as Chunghwa International Yellow Pages Co., Ltd.)	Taiwan, ROC
Chunghwa Investment Co., Ltd.	Taiwan, ROC
Chunghwa Precision Test Tech. Co., Ltd.	Taiwan, ROC
Chunghwa System Integration Co., Ltd.	Taiwan, ROC
Light Era Development Co., Ltd.	Taiwan, ROC
Senao International Co., Ltd.	Taiwan, ROC
Spring House Entertainment Tech. Inc.	Taiwan, ROC
Unigate Telecom Inc.	Taiwan, ROC
Honghwa International Co., Ltd.	Taiwan, ROC
Prime Asia Investments Group Ltd.	British Virgin Islands
Donghwa Telecom Co., Ltd.	Hong Kong
Senao International HK Limited	Hong Kong
Chunghwa Hsingta Co., Ltd.	Hong Kong
Chunghwa Telecom Japan Co., Ltd.	Japan
CHPT Japan Co., Ltd.	Japan
Chief International Corp.	Samoa Islands
Senao International (Samoa) Holding Ltd.	Samoa Islands
Chunghwa Precision Test Tech. International, Ltd.	Samoa Islands
Chunghwa Telecom (China), Co., Ltd.	People’s Republic of China
Chunghwa Telecom Singapore Pte., Ltd.	Singapore
Chunghwa Telecom Global, Inc.	United States of America
Chunghwa Precision Test Tech USA Corporation	United States of America
Chunghwa Telecom Vietnam Co., Ltd.	Vietnam
Chunghwa Sochamp Technology Inc.	Taiwan, ROC
Smartfun Digital Co., Ltd.	Taiwan, ROC
Senao Trading (Fujian) Co., Ltd.	People’s Republic of China
Senao International Trading (Shanghai) Co., Ltd.	People’s Republic of China
Shanghai Taihua Electronic Technology Limited	People’s Republic of China
Youth Co., Ltd.	Taiwan, R.O.C.
Aval Technologies Co., Ltd.	Taiwan, R.O.C.
ISPOT Co., Ltd.	Taiwan, R.O.C.
Youyi Co., Ltd.	Taiwan, R.O.C.
Shanghai Chief Telecom Co., Ltd.	People’s Republic of China
Chunghwa Leading Photonics Tech Co., Ltd.	Taiwan, R.O.C.
Chunghwa Telecom (Thailand) Co., Ltd.	Thailand
CHT Security Co., Ltd.	Taiwan, R.O.C.
SENYOUNG Insurance Agent Co., Ltd.	Taiwan, R.O.C.
Taoyuan Asia Silicon Valley Innovation Co., Ltd.	Taiwan, R.O.C.